Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054

Tel. (973) 386-9696 Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES 1.0M INCREASE IN SHARE
REPURCHASE PROGRAM

NEWS RELEASE

Contact: Robert Censullo

(973) 386-9696

For Immediate Release

Tuesday, December 11, 2012

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE MKT: WTT) announced today that its Board of Directors (the “Board”) authorized on December 5, 2012, the repurchase of an additional 1.0 million shares of the Company’s common stock under the Company’s previously approved stock repurchase program. To date, approximately 2.2 million shares have been repurchased under the current program. Purchases will continue to be made from time to time in the open market at Management’s discretion. As of December 11, 2012, approximately 1.3 million shares may be repurchased by the Company under the current program. The stock repurchase program does not have an expiration date and the timing and amount of shares repurchased will be determined by a number of factors including the levels of cash generation from operations, cash requirements for investments, and current share price. The stock repurchase program may continue to be modified or discontinued at any time.

Paul Genova, CEO of Wireless Telecom Group, Inc. stated, “Our Board’s authorization to once again expand the share repurchase program continues to demonstrate our confidence in the Company’s ability to generate positive future cash flows. We continue to believe this repurchase program is a prudent use of available capital which will ultimately benefit our shareholders.”

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments, RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise and generators. The Company serves both commercial and government markets with workflow-oriented, WiFi, WiMAX, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support.

Wireless Telecom Group’s website address is http://www.wtcom.com. Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011.